UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2007 (September 25, 2007)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 25, 2007, AmSurg Corp. (the “Company”) announced that its Board of Directors had appointed Christopher A. Holden to serve as President and Chief Executive Officer of the Company effective October 1, 2007. Ken P. McDonald, the current President and Chief Executive Officer of the Company, will remain with the Company as an employee for a transitionary period.
Mr. Holden, 43, served as Senior Vice President and a Division President of Triad Hospitals, Inc. (“Triad”) from May 1999 through July 2007. From January 1998 through May 1999, Mr. Holden served as President — West Division of the Central Group of Columbia/HCA Healthcare Corporation, now known as HCA Inc. (“HCA”). Prior to January 1998, Mr. Holden served as President of the West Texas Division of the Central Group of HCA from September 1997 until January 1998 and Vice President of Administration for the Central Group of HCA from August 1994 until September 1997.
The Company and Mr. Holden intend to enter into an Employment Agreement that will provide for a minimum base salary for Mr. Holden of $500,000, which will be adjusted for increases in the Consumer Price Index and such other increases as the Company’s Compensation Committee determines to be appropriate, and an annual bonus of up to 100% of Mr. Holden’s base salary based upon performance criteria to be established by the Company’s Compensation Committee. The employment agreement will have an initial term expiring December 31, 2008, but contain a provision that automatically extends the term for an additional one year unless the Company gives Mr. Holden notice of its intent not to extend the term of the agreement not less than 60 days prior to the expiration of the agreement. The employment agreement will provide that if the Company elects not to extend Mr. Holden’s employment, he will be considered to have been terminated without cause.
In the event Mr. Holden’s employment with the Company is terminated as a result of his disability, he will be entitled to receive his full salary and benefits for a period of 12 months, and thereafter will receive benefits in accordance with Company policy as in effect from time to time. In the event Mr. Holden’s employment with the Company is terminated by the Company following his conviction of a felony, his failure to contest prosecution for a felony, his conviction of a crime involving moral turpitude, or his willful and continued misconduct or gross negligence in the performance of his duties (the foregoing constitutes termination for “cause”), the Company will have no further obligations under the employment agreement. In the event the Company terminates Mr. Holden’s employment without cause, Mr. Holden will be entitled to receive his base salary and will continue to be covered by the Company’s health and life insurance plans for a period of one year. Upon a change in control of the Company that results in the termination of Mr. Holden’s employment, Mr. Holden will be entitled to receive his base salary and will continue to be covered by the Company’s health and life insurance plans for a period of three years if his employment is terminated prior to September 30, 2010 or one year if his employment is terminated following September 30, 2010. The employment agreement will contain a restrictive covenant pursuant to which Mr. Holden will agree not to compete with the Company during the time the Company is obligated to compensate him pursuant to his employment agreement.
Effective October 1, 2007, the Company will issue 120,000 restricted shares of the Company’s common stock to Mr. Holden and grant him an option to purchase 25,000 shares of the Company’s common stock with an exercise equal to the fair market value of the stock on the date of grant. The shares of restricted common stock and the option will vest 100% on the fourth anniversary of the date of grant and have ten year terms.

Item 7.01. Regulation FD Disclosure.
On September 25, 2007, the Company issued a press release announting Mr. Holden’s appointment as President and Chief Executive Officer of the Company effective October 1, 2007. The text of the release is set forth in Exhibit 99.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

99	Press release dated September 25, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.
By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: September 25, 2007